Preliminary Letter of Agreement

Between

Teliphone Inc.
Montreal, Quebec Canada

And

Podar Enterprises
Mumbai, India

1.	Whereas Teliphone Inc., (Teliphone) a company incorporated under the laws of Canada is in the business of telecommunications which a specialty in Voice over Internet Protocol (VolP),

2.
And Whereas Podar Enterprises (Podar) of Mumbai, India and through its subsidiary, Podar Infotech Ltd. poses business and technical skills to develop and market products and services currently available and yet to be developed by Teliphone.

3.
The parties have agreed to co-operatively develop and exploit markets for the current Teliphone product line and products yet to be developed in territories identified in this agreement under terms and conditions described here in general terms and to be further established in a more comprehensive agreement to be developed within 45 days of execution of this agreement. The parties further agree to seek and develop opportunities in information and communication technologies.

4.	Teliphone hereby grants exclusive marketing and distribution rights for Teliphone products and services to Podar for the following territories:

India China Sri Lanka United Arab Emirates Russia

under terms and conditions set forth in this agreement, Podar and Teliphone  may from time to time, add territories to this agreement. In order to maintain  its exclusivity, Podar will be required to meet performance targets by territory  as set forth by this agreement. Where performance targets have not been  established here, Podar will have 6 months year from the date of this  agreement to assess market conditions in the territories and provide  Teliphone with a proposal for the development of the territory.

5.
Podar and its related companies by its part, agrees to work exclusively with Teliphone for the development of voice over Internet protocol in the territories covered in this agreement and agrees not to share any information or skills acquired through its relation with Teliphone with any third party. Furthermore, Podar agrees not to compete with Teliphone during the life of this agreement and for 2 years subsequent to any termination of this agreement.

6.	Responsibilities of the Parties:

a. Telephone will be responsible for”

i.	Access to all available Teliphone products and services for sale to the defined territories,
ii.	Access to the Teliphone technical network including VolP services from its Montreal server and/or other servers/locations yet to be established,
iii.	Voice termination services whether through Teliphone products or other companies Podar may identify that require voice termination,
iv.
Maintenance of a voice and quality of service necessary to maintain customer satisfaction with such quality of service standards to be developed by the parties within one month of the execution of this agreement,

v.	Technical support between Podar technicians and Teliphone,
vi.	If required, a web-based ecommerce system,
vii.	Access to a Podar “back-office” on the Teliphone web site which will provide Podar with real-time information on its activations and traffic,
viii.	Access to all related software necessary for provisioning VolP telephones or VolP-related hardware,
ix.	Technical training of Podar personnel in the Teliphone facility in Montreal,
x.	Providing Podar with its experience and knowledge in the area of market development as well as all marketing materials.

b. Podar will be responsible for:

i.	Meeting sales targets by territory as defined by this agreement,
ii.	Developing and implementing a marketing plan for its territories including appropriate sales and distribution channels,
iii.	Local technical and after sales support,
iv.	Purchase of its own inventory,
v.	Collection of subscription, long distance and other revenue from its subscribers,
vi.	Timely remittance of agreed fees to Teliphone,
vii.	Meeting all local regulatory requirements by territory,

c. Both Parties will be responsible for:

i.	Cooperating for technical integration of any non-Teliphone technology,
ii.	Working diligently towards the successful development of the objects of this agreement.

7.	The sales target set for India will be 4,000 activations within 12 months of execution of this agreement.

8.	Costs and Distribution of Revenues

Podar agrees to pay Teliphone a base cost of US$10 per active subscriber per  month for the basic Teliphone service which consists of access to the  Teliphone network, all basic Teliphone services (i.e. as offered by Teliphone  as part of its basic services) and one telephone number. Podar further agrees  to pay Teliphone 15% of the gross profit to its subscribers. Ancillary  Teliphone products such as additional telephone numbers per subscriber,  unlimited North American access, long distance profits, etc. will be covered  under a separate agreement.

9.	Life of the agreement

This agreement will be valid for a period of 5 years from the date of  execution. Either Party may terminate this agreement with 60 days written  notice should the other party be in default of its responsibilities as identified in  the agreement.

Signed at Mumbai this 11th Day of March, 2005.

Teliphone Inc.

         /s/ George Mretrakos
Per: __________________________

Podar Enterprises

        /s/ Lawry Trevor-Duetsch
Per: ___________________________